UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2 to the Form 8-A filed on May 4, 2009)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	31-4362899
(State of incorporation or organization)	(I.R.S Employer Identification No.)

13405 Yarmouth Road, N.W. Pickerington, Ohio	43147
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series II Junior Participating Class A Preferred Shares, Par Value $1.00 per share	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  ☐

Securities Act registration statement file number to which this Form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A amends and supplements the Form 8-A filed by R. G. Barry Corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) on May 4, 2009, with respect to preferred share purchase rights, as amended by the Form 8-A/A filed with the SEC on August 19, 2011 (collectively, the “Form 8-A”). The Form 8-A is hereby incorporated by reference herein.

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Form 8-A which relates to the Rights Agreement dated as of May 1, 2009, between the Company and The Bank of New York Mellon Corporation dated as of May 1, 2009, as amended by the First Amendment to the Rights Agreement dated as of August 15, 2011, among the Company, The Bank of New York Mellon Corporation and Broadridge Corporate Issuer Solutions, Inc. as successor Rights Agent (collectively, the “Rights Agreement”).

On May 1, 2014, the Company and Broadridge Corporate Issuer Solutions, Inc., as successor Rights Agent, entered into a Second Amendment to the Rights Agreement (the “Second Amendment”). The purpose of the Second Amendment was to extend the expiration date of the preferred share purchase rights to December 31, 2014.

Also on May 1, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2014, among the Company, MRGB Hold Co. (“Parent”) and MRVK Merger Co. (“Merger Sub”). Both Parent and Merger Sub are currently wholly-owned subsidiaries of Mill Road Capital II, L.P. (“Mill Road”). On that same date, the Company and Broadridge Corporate Issuer Solutions, Inc., as successor Rights Agent, entered into a Third Amendment to the Rights Agreement (the “Third Amendment”) to render the Rights Agreement inapplicable to Mill Road, Parent, Merger Sub, the Merger Agreement and the transactions contemplated thereby.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Second Amendment and the Third Amendment.

Item 2.	Exhibits.

Exhibit No.	Description	Location

3.1	Articles of Incorporation of R. G. Barry Corporation (reflecting all amendments filed with the Ohio Secretary of State) [for purposes of SEC reporting compliance only — not filed in this form with the Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2010 (File No. 001-08769)

3.2	Code of Regulations of R. G. Barry Corporation (reflecting all amendments)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2004 (File No. 001-08769)

4.1	Rights Agreement dated as of May 1, 2009, between R. G. Barry Corporation and The Bank of New York Mellon, as Rights Agent, including the Form of Rights Certificate and the Summary of Rights to Purchase Preferred Shares	Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 4, 2009 (File No. 001-08769)

4.2	First Amendment to the Rights Agreement, made as of August 15, 2011, by and among R.G. Barry Corporation, The Bank of New York Mellon Corporation, as the former rights agent, and Broadridge Corporate Issuer Solutions, Inc., as the successor rights agent, relating to the Rights Agreement, dated as of May 1, 2009	Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed August 19, 2011 (SEC File No. 001-08769)

4.3	Second Amendment to the Rights Agreement, made as of May 1, 2014, to the Rights Agreement, dated as of May 1, 2009, between R. G. Barry Corporation and Broadridge Corporate Issuer Solutions, Inc., as successor to The Bank of New York Mellon Corporation, as amended by the First Amendment to Rights Agreement made as of August 15, 2011	Incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 2, 2014 (SEC File No. 001-08769)

4.4	Third Amendment to the Rights Agreement, made as of May 1, 2014, to the Rights Agreement, dated as of May 1, 2009, between R. G. Barry Corporation and Broadridge Corporate Issuer Solutions, Inc., as successor to The Bank of New York Mellon Corporation, as amended by the First Amendment to Rights Agreement made as of August 15, 2011, and the Second Amendment to the Rights Agreement made as of May 1, 2014	Incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed May 2, 2014 (SEC File No. 001-08769)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

R.G. BARRY CORPORATION

Date: May 12, 2014	By:	/s/ Jose G. Ibarra
Jose G. Ibarra
Senior Vice President — Finance, Chief Financial Officer and Secretary

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